Exhibit 99.1

TMT Acquisition Corp Announces Adjournment of Extraordinary General Meeting of Shareholders

New York, New York, March 22, 2024 /Globe Newswire/ — TMT Acquisition Corp (Nasdaq: TMTCU, TMTC, and TMTCR) (the “Company”) announced today that the Company’s Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) was convened on March 22, 2024 at 1:00 p.m. Eastern Time and adjourned in order to solicit additional votes on the matters listed in the notice of extraordinary general meeting and the proxy statement.

The Extraordinary General Meeting has been adjourned to March 28, 2024 at 2:00 p.m. Eastern Time and will continue to be held virtually.

Only shareholders of record, as of the record date, February 22, 2024 (the “Record Date”), are entitled to vote at the Extraordinary General Meeting, either in person or by proxy. Proxies previously submitted in respect of the Extraordinary General Meeting will be voted at the adjourned Extraordinary General Meeting unless properly revoked, and shareholders who have previously submitted a proxy or otherwise voted need not take any further action.

About TMT Acquisition Corp

TMT Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company (SPAC) formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities. TMT Acquisition Corp is led by Dajiang Guo, Chairman and Chief Executive Officer, and Jichuan Yang, Chief Financial Officer, who are growth-oriented executives with a long track record of value creation across industries.

Contact:

Dajiang Guo

Email: dguo@tmtacquisitioncorp.com

Tel.: 347-627-0058